Exhibit 10.11

[***]    TEXT OMITTED AND FILED SEPARATELY
CONFIDENTIAL TREATMENT REQUESTED

MRC RECEIVABLES CORPORATION
5775 Roscoe Court
San Diego, California 92123

December 20, 2000

CFSC Capital Corp. VIII12700
Whitewater Drive
Minnetonka, Minnesota 55343-9439
Attention:  Greggory S. Haugen
                     Jon Taxdahl

Re:	Exclusivity Agreement related to Credit Agreement between MRC Receivables Corporation, a Delaware corporation (the "Borrower") and CFSC Capital Corp. VIII, a Delaware corporation (the "Lender") dated as of December 20, 2000 (the "Credit Agreement")

Ladies and Gentlemen:

Reference is made to the Credit Agreement. All capitalized terms used in this letter and not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

To induce the Lender to enter into the Credit Agreement with the Borrower, which is a wholly-owned subsidiary of MCM Capital Group, Inc., a Delaware corporation (“MCM Capital Group”), and as a condition to making any Loans thereunder, the Borrower, MCM Capital Group and Midland Credit Management, Inc., a Kansas corporation (the “Servicer”) (which is also a wholly-owned subsidiary of MCM Capital Group ( collectively, the Borrower, the Servicer and MCM Capital Group are herein called the “Grantors”), on behalf of themselves and on behalf of all parties which are controlled by the Borrower, the Servicer and/or MCM Capital Group ( either through financial investment or management responsibility) or in which the Borrower, the Servicer and/or MCM Capital Group have any financial investment (the “Affiliated Parties”), hereby grant to the Lender, pursuant to the terms and conditions of this letter agreement, the exclusive right during the Exclusivity Period (as defined below) to finance charged-off consumer credit card accounts (the “Assets”) to be acquired by any of the Grantors or any Afflliated Party.

        As used herein, the term “Exclusivity Period” means the period of time commencing on the date of this letter agreement and ending on the earliest of following:

(a)	the Facility Termination Date,

(b)	the date on which a Lender Default shall exist (as defined below),

(c)	the date on which a material adverse change shall occur in the financial condition or available resources of the Lender which would result in the Lender being unable to continue to perform its obligations under the Credit Agreement,

[***]	Omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

(d)	the date on which Greggory S. Haugen shall cease to be an employee of [***] or one of its affiliates and the Lender shall have rejected Borrowing Requests (other than because of a Default or Event of Default under the Credit Agreement) to make Loans under the Credit Agreement for the Borrower’s purchase of Assets which (i) had an aggregate purchase price of $10,000,000 or more during any consecutive ninety (90) day period (excluding Asset Pools whose weighted average time since charge-off is less than six (6) months), and (ii) were to be financed pursuant to requested Loans with economic terms (other than interest rate )substantially similar to prior Loans made by the Lender under the Credit Agreement,

(e)	in the event that the Lender has terminated the Servicing Agreement with the Servicer as a result of a Termination Event and the Lender has not sold, assigned or transferred its rights or obligations under the Loan Documents, so long as the Borrower and the Servicer have cooperated with the Lender in all material respects for a period of sixty (60) days following such termination in connection with the Lender’s entering into a replacement servicing agreement with a replacement servicer and in transferring such information and documentation as is reasonably necessary to enable such replacement servicer to service the Assets in the Asset Pools, the date following such sixty (60) days of cooperation by the Borrower and the Servicer, or

(f)	in the event that the Lender has terminated the Servicing Agreement with the Servicer as a result of a Termination Event and the Lender has sold, assigned or transferred its rights or obligations under the Loan Documents, the date which is the later of the date on which the Lender terminated the Servicing Agreement with the Servicer or the date on which the Lender sold, assigned or transferred its rights or obligations under the Loan Documents ( other than pursuant to subsections (i), (ii) or (iii) of Section 9.12 of the Credit Agreement).

Any sale, transfer, assignment or conveyance permitted pursuant to subsections (i), (ii) or (iii) of Section 9.12 of the Credit Agreement shall not constitute a “sale, assignment or transfer of rights or obligations under the Loan Documents” for purposes of subsection ( e ) and (f) above. In addition, as used herein, the term “Lender Default” means any of the following events: (a) the Lender shall fail to make a Loan available to the Borrower on the applicable Borrowing Date with respect to an Accepted Borrowing Request at a time when all conditions precedent to making such Loan available to the Borrower under Section 4.2 and Section 4.3 of the Credit Agreement have been satisfied and the continuance of such failure on the part of the Lender for two (2) Business Days after the Lender has received written notice of such failure from the Borrower, (b) the Lender shall fail to approve a distribution of Asset Pool Proceeds from the Collateral Account in accordance with the provisions of Section 2.7 and Section 2.8 of the Credit Agreement at a time when the Lender has received the applicable Distribution Report with all applicable information as required by the Credit Agreement, all information contained in such Distribution Report is true and correct in all material respects and the distribution contemplated in such Distribution Report is consistent with the provisions of Section 2.8 and other applicable provisions of the Credit Agreement and the continuance of such failure on the part of the Lender for two (2) Business Days after the Lender has received written notice of such failure from the Borrower, ( c ) the Lender shall breach its covenants or agreements under Section 9.16 of the Credit Agreement or under Section 7.14 of the Servicing Agreement in any material respect, or ( d) the Lender shall breach its covenants or agreements under Section 9.12.

[***]     Omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

        The Grantors agree, on behalf of themselves and on behalf of each Affiliated Party, that if any Grantor or any Affiliated Party desires to purchase any Assets during the Exclusivity Period, such Grantor or such Affiliated Party, as applicable, shall not purchase such Assets until the Lender shall have been given the opportunity to finance the Borrower’s purchase of such Assets pursuant to the Credit Agreement by the Borrower providing to the Lender a Borrowing Request and a related bid package in accordance with the provisions of Section 2.1 of the Credit Agreement with respect to such Assets. If the Lender rejects or is deemed to have rejected such Borrowing Request pursuant to Section 2.1 of the Credit Agreement, then, any Grantor ( other than the Borrower) or any Affiliated Party may (i) obtain financing from another lender to purchase such Assets so long as (A) the purchase price for such Assets and the Purchase Agreement for the purchase of such Assets are the same as those described in the Borrowing Request and related bid package rejected by the Lender, and ( B ) none of the material terms and information related to the financing provided by such other lender, including interest rate. contingent payment percentage, servicing fee, equity infusion and cash flow projections. are more favorable to such other lender than were such terms and information as set forth or contemplated in the Borrowing Request and related bid package rejected by the Lender. or (ii) purchase such Assets with its own funds which have not been borrowed, directly or indirectly. from any other Person ( excluding, however, funds which have been borrowed by a Grantor or another Affiliated Party under a revolving credit facility in which (1) the lender makes funds available for general corporate purposes, (2) such lender does not evaluate any assets being purchased with proceeds of advances under such revolving credit facility, and (3) such revolving credit facility does not contain a borrowing base or similar concept which includes assets being purchased with proceeds of such advances so long as (A) the purchase price for such Assets and the Purchase Agreement for the purchase of such Assets are the same as those described in the Borrowing Request and related bid package rejected by the Lender, and (B) none of the material information used by such Grantor or Affiliated Party in determining whether to purchase such Assets with its own funds, including cash flow projections, are more favorable to such Grantor or Affiliated Party than was such information, including cash flow projections, as set forth or contemplated in the Borrowing Request and related bid package rejected by the Lender. T o the extent that any of the conditions of the preceding sentence are not satisfied, the Grantors agree on behalf of themselves and on behalf of each Affiliated Party, that the Borrower shall be obligated to submit a new Borrowing Request and related bid package to the Lender which shall contain all modified terms and information, and such Borrowing Request shall be deemed a new Borrowing Request for purposes of the Credit Agreement and this 1etter agreement.

        The Grantors, by signing be1ow, hereby acknow1edge and agree that any fai1ure by the Grantors or any Affiliated Party to comp1y with the terms and conditions of this letter agreement during the Exclusivity Period shall constitute an Event of Default under the Credit Agreement. Upon the failure by the Grantors or any Affiliated Party to comp1y with the terms and conditions of this letter agreement during the Exclusivity Period, the Lender shall (i) be entitled to enforce all rights and remedies available to the Lender under the Credit Agreement and the other Loan Documents, and (ii) be entitled to seek re1ief for the breach of this letter agreement, either in equity or at law.

Very truly yours,

GRANTORS:

MRC RECEIVABLES CORPORATION BY: /S/ Timothy W. Moser —————————————— Name Timothy W. Moser Its Secretary

MIDLAND CREDIT MANAGEMENT, INC. BY: /S/ Timothy W. Moser —————————————— Name Timothy W. Moser Its Secretary

MCM CAPITAL GROUP, INC. BY: /S/ Timothy W. Moser —————————————— Name Timothy W. Moser Its Secretary

Accepted and agreed to as of the
20th day of December, 2000.

CFSC CAPITAL CORP. VIII BY: /S/ Greggory S. Haugen —————————————— Name Greggory S. Haugen Its V.P.